EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Entegris, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑160212 and 333-105962) on Form S-3 and registration statements (Nos. 333-167178, 333-127599, 333-53382, 333-203789, 333-203790 and 333-211444) on Form S-8 of Entegris, Inc. of our reports dated February 11, 2019, with respect to the consolidated balance sheets of Entegris, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Entegris, Inc..
Our report refers to a change in the method of accounting for revenue.

Our report dated February 11, 2019 on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, the 2018 acquisition of SAES Pure Gas’s internal control over financial reporting associated with total assets of $434 million of Entegris Inc.’s total assets and revenues of $62 million of Entegris Inc.’s total revenues included in the consolidated financial statements of Entegris Inc. as of and for the year ended December 31, 2018. Our audit of the effectiveness of internal control over financial reporting of Entegris Inc. also excluded an evaluation of the internal control over financial reporting of SAES Pure Gas.

/s/ KPMG LLP

Minneapolis, Minnesota
February 11, 2019